Exhibit (a)(5)(H)

Rosemary M. Rivas (State Bar No. 209147) Email: rrivas@zlk.com LEVI & KORSINSKY, LLP 44 Montgomery Street, Suite 650 San Francisco, California 94104 Telephone: (415) 291-2420 Facsimile: (415) 484-1294 Counsel for Individual and Representative Plaintiff Mark Trottier [Additional Counsel listed on signature block.] UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA MARK TROTTIER, on behalf of himself and all others similarly situated, Plaintiff, MRV COMMUNICATIONS, INC., KENNETH TRAUG, ROBERT PONS, MARK J. BONNEY, JEANNIE H. DIEFENDERFER, BRIAN BELLINGER, JEFFREY TUDER, ADVA OPTICAL NETWORKING, ADVA NA HOLDINGS, INC., and GOLDEN ACQUISITION CORPORATION, Defendants. vs. Case No. 2:17-cv-05581 CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS JURY TRIAL DEMANDED Plaintiff Mark Trottier (“Plaintiff”), by his undersigned attorneys, alleges the following on information and belief, except as to the allegations specifically pertaining to Plaintiff, which are based on personal knowledge. NATURE AND SUMMARY OF THE ACTION 1. Plaintiff brings this action as a public stockholder of MRV Communications, Inc. (“MRVC” or the “Company”), on behalf of himself and the class of public stockholders of MRVC, against the members of MRVC’s Board of Directors (the “Board” or the “Individual Defendants”) and MRVC for their violations of Sections 14(d)(4) and 20(a), and Rules 14a-9, 17 C.F.R. 240.14a-9 promulgated 1 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

thereunder by the U.S. Securities and Exchange Commission (the “SEC”). 2. On July 2, 2017, the Company announced that it had entered into a definitive agreement (the “Merger Agreement”) by which ADVA NA Holdings, Inc. (“Parent”) and Golden Acquisition Corporation (“Merger Sub,” and together with Parent and ADVA Optical Networking, “ADVA”) would acquire the Company through a tender offer to acquire all of the outstanding shares of MRVC for $10.00 per share in cash (the “Proposed Transaction”). The Proposed Transaction is valued at approximately $69 million. 3. On July 17, 2017, Merger Sub commenced a tender offer, set to expire on August 11, 2017, and filed a Schedule TO-T with the SEC. That same day, Defendants filed a Schedule 14D-9 Recommendation Statement (the “Recommendation Statement”) with the SEC in connection with the Tender Offer and Proposed Transaction. 4. The Recommendation Statement is materially deficient and misleading because, inter alia, it fails to disclose material information about the background of the merger. Without all material information, MRVC stockholders cannot make an informed decision regarding the exchange of their shares in the Tender Offer. The failure to adequately disclose such material information constitutes a violation of Sections 14(d)(4) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, as stockholders need such information in order to make a fully-informed decision regarding tendering their shares in connection with the Proposed Transaction. 5. For these reasons and as set forth in detail herein, Defendants have violated federal securities laws. Accordingly, Plaintiff seeks to enjoin the Tender Offer and Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ violations of these laws. Judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders. JURISDICTION AND VENUE 6. The claims asserted herein arise under Sections 14(d) and 20(a) of the 2 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

Exchange Act, 15 U.S.C. § 78aa. The Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act, 15 U.S.C. §78aa, and 28 U.S.C. § 1331 (federal question jurisdiction). This Court has jurisdiction over the state law claims pursuant to 28 U.S.C. § 1367. 7. The Court has personal jurisdiction over all of the Defendants because each is either a corporation that conducts business in and maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice. 8. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as pursuant to 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) MRVC maintains its principal place of business in this District and each of the Individual Defendants, and Company officers or directors, either resides in this District or has extensive contacts within this District; (iii) a substantial portion of the transactions and wrongs complained of herein, occurred in this District; (iv) most of the relevant documents pertaining to Plaintiff’s claims are stored (electronically and otherwise), and evidence exists, in this District; and (v) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District. THE PARTIES 9. Plaintiff is, and has been at all times relevant hereto, a stockholder of MRVC. 10. Defendant MRVC is a Delaware corporation with its headquarters located at 20520 Nordhoff Street, Chatsworth, California 91311. MRVC common stock is traded on the Nasdaq CM under the ticker symbol “MRVC.” 11. Defendant Brian Bellinger (“Bellinger”) is a director of the Company. 12. Defendant Mark J. Bonney (“Bonney”) is the Company’s President and 3 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

Chief Executive Officer (“CE”) of MRVC, and has served as a director of the Company since April 2013. Bonney previously served as the Company’s Executive Vice President and Chief Financial Officer (“CFO”) from August 2014 to December 2014. 13. Defendant Jeannie H. Diefenderfer (“Diefenderfer”) is a director of the Company. 14. Defendant Robert Pons (“Pons”) has served as the Vice Chairman of the Company’s Board since January 2012. 15. Defendant Kenneth Traub (“Traub”) has served as Chairman of the Company’s Board since January 2012 and as a director since October 2011. 16. Defendant Jeffrey Tuder (“Tuder”) is a director of the Company. 17. Defendants Bellinger, Bonney, Diefenderfer, Pons, Traub, and Tuder are collectively referred to herein as the “Individual Defendants,” and the Individual Defendants are sometimes collectively referred to herein as the “Board.” 18. Defendant ADVA Optical Networking (“ADVA”) is a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union. ADVA is named as a defendant herein solely for the purpose of providing full and complete relief. 19. Defendant Parent is a Delaware corporation, party to the Merger Agreement, and a wholly-owned subsidiary of ADVA. Parent is named as a defendant herein solely for the purpose of providing full and complete relief. 20. Defendant Merger Sub is a Delaware corporation and wholly-owned subsidiary of Parent party to the Merger Agreement. Merger Sub is named as a defendant herein solely for the purpose of providing full and complete relief. 21. Defendants MRVC, the Individual Defendants, ADVA, Parent, and Merger Sub are collectively referred to as the “Defendants.” CLASS ACTION ALLEGATIONS 22. Plaintiff brings his claims against Defendants as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure on behalf of all persons and entities that 4 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

own MRVC common stock (the “Class”). Excluded from the Class are Defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns, and any entity in which Defendants have or had a controlling interest. 23. Plaintiff’s claim is properly maintainable as a class action under Rule 23 of the Federal Rules of Civil Procedure. 24. The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to Plaintiff at this time and can only be ascertained through discovery, Plaintiff believes that there are thousands of members in the Class. As of July 2, 2017, there were 6,812,047 shares of Company common stock issued and outstanding. All members of the Class may be identified from records maintained by MRVC or its transfer agent and may be notified of the pendency of this action by mail, using forms of notice similar to that customarily used in securities class actions. 25. Questions of law and fact are common to the Class and predominate over questions affecting any individual Class member, including, among inter alia: (a) Have the Defendants solicited stockholder approval of the Proposed Transaction with a materially false, misleading, and/or incomplete proxy statement; (b) Is the Class entitled to injunctive relief or damages as a result ofDefendants’ wrongful conduct; (c) Whether Defendants have disclosed and will disclose all material facts about the Proposed Transaction to stockholders; and (d) Whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated. 26. Plaintiff will fairly and adequately protect the interests of the Class, and has no interests contrary to or in conflict with those of the Class that Plaintiff seeks to represent. Plaintiff has retained competent counsel experienced in litigation of this nature. 27. A class action is superior to all other available methods for the fair and 5 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

efficient adjudication of this controversy. Plaintiff knows of no difficulty to be encountered in the management of this action that would preclude its maintenance as a class action. 28. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole. SUBSTANTIVE ALLEGATIONS Background of the Company 29. MRVC supplies packet and optical solutions for networks throughout the world. MRVC provides cost-effective software and hardware for high-capacity cloud and data center connectivity business services, mobile backhaul, and the migration to virtualized and programmable networks. 30. In a press release dated July 2, 2017, the Company and ADVA announced that they have entered into the Merger Agreement with Parent and Merger Sub, pursuant to which the Company will be acquired by Merger Sub in a Tender Offer in which MRVC stockholders will receive $10.00 in cash for each share of MRVC common stock. This represents a total equity value of approximately $69 million. 31. In relevant part, the press release reads: Munich, Germany and Chatsworth, California, USA. July 2, 2017. ADVA Optical Networking (FSE: ADV) today announced that it has entered into a definitive agreement to acquire MRV Communications, Inc. (NASDAQ: MRVC). Under the terms of the agreement, ADVA Optical Networking will make a tender offer of USD 10.00 per share for all the outstanding common stock of the California-based provider of innovative network solutions for data center operators, service providers and enterprises. The offer equates to an aggregate purchase price of USD 69 million and has been approved and unanimously recommended by both the board of directors of ADVA Optical Networking and the board of directors of MRV Communications, Inc. The acquisition is subject to customary closing conditions, including the tender of at least a majority of MRV Communications, Inc. outstanding shares of common stock. If successful, the acquisition will further strengthen ADVA Optical Networking’s portfolio of optical, Ethernet and software solutions and expand its customer base, especially in non—European regions. In 2016, MRV Communications, Inc. recorded revenues of USD 80.3 million. For the quarter ending March 31, 2017, MRV Communications, Inc. reported revenues of USD 21.2 million, cash and cash equivalents of USD 21.7 million and listed no debt. 6 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

“MRV Communications, Inc. is a company that shares many of our values. It’s a company that has built a strong reputation focused on customer success and satisfaction. Over 29 years, it has driven some key innovations and played an important role in shaping our industry,” said Brian Protiva, CEO, ADVA Optical Networking. “That’s why we signed a definitive agreement to acquire it today. We believe there’s a strong synergy between our two companies. MRV Communications, Inc.’s technology and talent will strengthen our own product set and help us to deliver even more value to our customers. Our combined teams present the marketplace with an incredibly compelling skillset and technology base.” ADVA Optical Networking’s acquisition of MRV Communications, Inc. will, if completed, be the second significant acquisition it has made in as many years. In 2016, the company successfully acquired Overture Networks to strengthen its Carrier Ethernet portfolio and create one of the industry’s most successful NFV product suites — Ensemble. Earlier this year, Ensemble was selected by Verizon to drive its virtual uCPE solution. ADVA Optical Networking’s continued success across a range of customer segments led to the posting of record Q1 revenues in April 2017. ADVA Optical Networking’s acquisition of MRV Communications, Inc. is subject to customary conditions and is expected to be completed in August or September of 2017. “The networking industry is experiencing one of the most exciting and tumultuous phases in its history. The pace of innovation has never been faster or more demanding. To continue to exceed customer expectations and outperform network demands, we must use every possible advantage,” said Uli Dopfer, CFO, ADVA Optical Networking. “Our acquisition of MRV Communications, Inc. will help us to do this. It not only strengthens our cloud access portfolio, but it also opens the door to new customers. There can be no question that this acquisition will present many new business opportunities, especially for communication service providers who are seeking to explore the possibilities of virtualized network services. Together, ADVA Optical Networking and MRV Communications, Inc. present an exciting networking force.” The Recommendation Statement Materially Misleads Stockholders by Omission 32. Defendants filed the Recommendation Statement with the SEC in connection with the Proposed Transaction. As alleged below and elsewhere herein, the Recommendation Statement omits material information that must be disclosed to MRVC’s stockholders to avoid materially misleading stockholders and enabling them to render an informed decision with respect to the Proposed Transaction. This omitted information renders the Recommendation Statement materially misleading. If disclosed, the omitted information would significantly alter the total mix of information 33. First, the Recommendation Statement fails to disclose material information concerning the Company’s financial projections. With respect to the “Bidder 7 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

Projections,” set apart in the Recommendation Statement from other “Non-GAAP Projections,” the Recommendation Statement fails to disclose, inter alia: (i) unlevered free cash flow; (ii) taxes; (iii) capital expenditures; (iv) changes in net working capital; (v) stock-based compensation; (vi) EBITDA; (vii) depreciation and amortization; (viii) earnings; and (ix) the Bidder Projections for years 2019 through 2022. 34. With respect to the “Non-GAAP Projections,” the Recommendation Statement fails to provide a reconciliation of all non-GAAP to GAAP metrics, as well as the Individual Defendants’ basis for not providing such projections to the prospective bidders. 35. Because of the non-standardized and potentially manipulative nature of non-GAAP measures, when a company discloses information in a proxy or recommendation statement that includes non-GAAP financial measures, the Company must also disclose comparable GAAP measures and a quantitative reconciliation of forward-looking information. 17 C.F.R. § 244.100. 36. On May 17, 2016, the SEC’s Division of Corporation Finance released updated Compliance and Disclosure Interpretations (“C&DIs”) on the use of non-GAAP financial measures. One of the new C&DIs regarding forward-looking information, such as financial projections, explicitly requires companies to provide any reconciling metrics that are available without unreasonable efforts. S.E.C. Comp. & Disc. Interps., Question 102.07 (May 17, 2016) https://www.sec.gov/divisions/corpfin/guidance/ nongaapinterp.htm. 37. Without disclosure of these reconciling metrics, the Recommendation Statement violates SEC regulations and materially misleads MRVC stockholders. 38. The Recommendation Statement also omits material information pertaining to the financial analyses performed by Cowen & Co., LLC (“Cowen”), the Company’s financial advisor. With respect to Cowen’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the projected unlevered free cash flows used by Cowen in the analysis and corresponding definition and line items; (ii) the 8 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

terminal value of MRVC; and (iii) the inputs and assumptions underlying the discount rate range of 16.0% to 20.0%. 39. With respect to Cowen’s Analysis of Selected Public Companies, the Recommendation Statement fails to disclose the individual multiples and financial metrics for the companies observed by Cowen in the analysis. 40. With respect to Cowen’s Analysis of Selected Transactions, the Recommendation Statement fails to disclose the individual multiples and financial metrics for the transactions observed by Cowen in the analysis. 41. The Recommendation Statement also omits material information regarding potential conflicts of interest of the Company’s officers and directors. Specifically, the Recommendation Statement fails to disclose the timing and nature of all communications regarding future employment and directorship of MRVC’s officers and directors, including who participated in all such communications. 42. But in the press release announcing the merger, the retention of key members of Company management appears decided. The CEO of ADVA claimed that “MRV Communications, Inc.’s technology and talent will strengthen our own product set and help us to deliver even more value to our customers. Our combined teams present the marketplace with an incredibly compelling skillset and technology base.” 43. The failure to disclose the content and timing of such discussions materially misleads MRVC’s stockholders as to the appropriateness of the motivations facing the Board and MRVC management with respect to the merger price, and the potential conflicts of interest faced by Company management in supporting the merger. 44. These omissions of material fact represent selective disclosures made by Defendants in the Recommendation Statement that significantly alter the total mix of information that Defendants used to solicit support for the Proposed Transaction. Defendants have misled investors into believing the Proposed Transaction is fair while refusing to disclose the full picture provided to the Board by its financial advisor. 45. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent 9 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

the irreparable injury that Company stockholders will continue to suffer absent judicial intervention. CLAIMS FOR RELIEF COUNT I Claims Against All Defendants for Violations of Section 14(e) of the Securities Exchange Act of 1934 46. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein. 47. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . .” 15 U.S.C. § 78n(e). 48. As discussed above, MRVC filed and delivered the Recommendation Statement to its stockholders, which Defendants knew, or recklessly disregarded that it contained material omissions and misstatements as set forth above. 49. Defendants violated Section 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in connection with the tender offer commenced in conjunction with the Proposed Transaction. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. 50. The Recommendation Statement was prepared, reviewed, and/or disseminated by Defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the tender offer, the intrinsic value of the Company, and potential conflicts of interest faced by certain Individual Defendants. 10 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

51. In so doing, Defendants made untrue statements of material facts and omitted material facts necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, Defendants were aware of this information and their obligation to disclose this information in the Recommendation Statement. 52. The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders. 53. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading. 54. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer. COUNT II Claims Against All Defendants for Violations of Section 14(d)(4) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 (17 C.F.R. § 240.14a-9) 55. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 11 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

56. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting stockholder support of the Proposed Transaction. 57. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. 58. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Recommendation Statement false and/or misleading. 59. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading. 60. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer. COUNT III Against the Individual Defendants for Violations of § 20(a) of the 1934 Act 61. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein. 62. The Individual Defendants acted as controlling persons of MRVC within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of MRVC and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, 12 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

including the content and dissemination of the various statements that Plaintiff contends are false and misleading. 63. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued, and had the ability to prevent the issuance of the statements or cause them to be corrected. 64. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Recommendation Statement. 65. By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act. 66. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) of the 1934 Act and Rule 14d-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, Plaintiff is threatened with irreparable harm. PRAYER FOR RELIEF WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows: (A) declaring this action to be a class action and certifying Plaintiff as the Class representative and his counsel as Class counsel; (B) declaring that the Recommendation Statement is materially false and/or misleading; 13 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

(C) enjoining, preliminarily and permanently, the Proposed Transaction; (D) in the event that the transaction is consummated before the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages; (E) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties. (F) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and (G) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper. JURY DEMAND Plaintiff demands a trial by jury. Dated: July 27, 2017 LEVI & KORSINSKY, LLP By: /s/ Rosemary M. Rivas Rosemary M. Rivas 44 Montgomery Street, Suite 650 San Francisco, CA 94104 Telephone: (415) 291-2420 Facsimile: (415) 484-1294 Donald J. Enright (to be admitted pro hac vice) LEVI & KORSINSKY, LLP 1101 30th Street NW, Suite 115 Washington, DC 20007 Tel: (202) 524-4290 Fax: (202) 337-1567 Email: denright@zlk.com Counsel for Individual and Representative Plaintiff Mark Trottier 14 Case No. 2:17-cv-05581 COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS

CERTIFICATION OF PLAINTIFF PURSUANT TO FEDERAL SECURITIES LAWS I, Mark Trottier, declare as to the claims asserted under the federal securities laws, as follows: 1. I have reviewed the Complaint and authorized its filing. 2. I did not purchase the securities that are the subject of this Complaint at the direction of Plaintiffs’ counsel or in order to participate in this litigation. 3. I am willing to serve as a representative party on behalf of the Class, including providing testimony at deposition and trial, if necessary. 4. I currently hold shares of MRV Communications, Inc. My purchase history is as follows: Purchase Date Stock Symbol Shares Transacted Price Per Share 4/25/2007 MRVC 2,000 $9.85 5. During the three years prior to the date of this Certification, I have not participated nor have I sought to participate, as a representative in any class action suit in the United States District Courts under the federal securities laws. 6. I have not received, been promised or offered, and will not accept, any form of compensation, directly or indirectly, for prosecuting or serving as a representative party in this class action, except for: (i) such damages or other relief as the Court may award to me as my pro rata share of any recovery or judgment; (ii) such reasonable fees, costs or other payments as the Court expressly approves to be paid to or on behalf of me; or (iii) reimbursement, paid by my attorneys, of actual or reasonable out-of-pocket expenditures incurred directly in connection with the prosecution of this action. I declare, under penalty of perjury, that the foregoing is true and correct. Executed this July 27, 2017, at North Kingstown, Rhode Island. Name: Mark Trottier Signed: